Exhibit 4.6

EXHIBIT A

LIMITED GUARANTY, PLEDGE AND VOTING AGREEMENT

This LIMITED GUARANTY, PLEDGE AND VOTING AGREEMENT (this “Agreement”) is entered into and effective as of August 14, 2008, by __________________________, an individual residing at ______________________________, as guarantor and pledgor (“Guarantor”), in favor of AROTECH CORPORATION, a Delaware corporation with its principal place of business located at 1229 Oak Valley Drive, Ann Arbor, Michigan 48108, or its registered assigns, as secured party (“Secured Party”).

RECITALS

A.            Reference is made to that certain 10% Senior Subordinated Convertible Note (including each additional 10% Senior Subordinated Convertible Note issued in accordance with Section 11(d) of said 10% Senior Subordinated Convertible Note, the “Note”) issued on the date hereof to the initial Secured Party by DEI Services Corporation, a Florida corporation with its principal place of business located at 7213 Sandscove Court, Suite One, Winter Park, Florida 32792 (the “Company”), in the principal amount of $2,500,000.

B.             Guarantor is the record and beneficial owner of certain shares of Common Stock, no par value per share, of the Company (the “Common Stock”), as set forth on Schedule I attached hereto.

C.            As a condition to the granting of financial assistance to the Company by the initial Secured Party as evidenced by the Note, the Guarantor has agreed to execute, deliver and perform this Agreement in favor of Secured Party in order to guaranty and secure with the Collateral (as defined below) the obligations of the Company under the Note to Secured Party (the “Obligations”), and to agree to vote his shares for the election of designees of Secured Party to the Company’s board of directors as set forth herein (the “Voting Arrangement”).

D.            Guarantor acknowledges and confirms that, as an owner of Common Stock of the Company, (a) he will benefit from the financial assistance provided by the initial Secured Party in connection with Secured Party’s purchase of the Note; (b) each of the guaranty of the Obligations, the pledge of Collateral in respect thereof and the Voting Arrangement by Guarantor hereunder is intended to be an inducement to the initial Secured Party to purchase the Note; and (c) Secured Party is relying upon the guaranty of the Obligations, the pledge of Collateral in respect thereof and the Voting Arrangement by Guarantor hereunder in providing financial assistance to the Company in connection with its purchase of the Note.

Accordingly, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and as an inducement for Secured Party to provide financial assistance to the Company in connection with its purchase of the Note, Guarantor, intending to be legally bound, hereby agrees as follows for the benefit of Secured Party:

SECTION 1
DEFINITIONS

1.1.           Definitions.  Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Note.  Whenever the context so requires, each reference to gender includes the masculine and feminine, the singular number includes the plural and vice versa.  This Agreement shall mean such agreement as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, from time to time.  References in this Agreement to any Person shall include such Person and its successors and permitted assigns.

1.2.           Defined Terms.  In this Agreement, the following terms shall mean as follows:

“Bankruptcy Code” shall mean the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.), as amended and in effect from time to time and the regulations issued from time to time thereunder.

“Collateral” shall mean (i) the issued and outstanding shares of Common Stock owned or held of record by Guarantor on the date hereof as set forth on Schedule I hereto, which shares are represented by stock certificates duly executed and delivered by the Company; (ii) all other shares of Common Stock and shares of any other series or class of capital stock of the Company owned or held of record by Guarantor at any time (and the certificates representing such shares); and (iii) any and all replacements, products and proceeds of, and dividends, distributions in property or securities, returns of capital or other distributions made on or with respect to, any of the foregoing.

SECTION 2
LIMITED GUARANTY

2.1.           Guaranty of Obligations. Guarantor hereby irrevocably guarantees the prompt and punctual payment and performance of the Note and all Obligations thereunder, including, without limitation, all amounts from time to time payable by the Company in connection with the Note (including without limitation, all Principal, Interest, Late Charges and all other monetary obligations, including reasonable attorneys fees, costs, expenses and indemnities, whether primary, secondary, contingent, fixed or otherwise in connection with the Note), and all of the obligations, terms, covenants and agreements of the Company to Secured Party under the Note and of the Guarantor to Secured Party hereunder, in any case whether according to the present terms thereof and hereof, at any earlier or accelerated date or pursuant to any extension of time or to any change therein now or at any time hereafter made or granted (such obligations so guaranteed shall be collectively referred to herein as the “Guaranteed Obligations”); provided that the Guaranteed Obligations of Guarantor hereunder shall expressly be limited as set forth in Section 2.3 hereof.  The Guaranteed Obligations include in all cases, subject to the limitations set forth in Section 2.3 hereof, all such obligations that arise after the filing of a bankruptcy petition with respect to the Company or Guarantor and all such obligations that will become payable but for the operation of any Bankruptcy Law involving the Company or Guarantor, including, but not limited to, interest accruing with respect to the Obligations after the filing of a bankruptcy petition, whether or not allowed or allowable as a claim in the bankruptcy proceeding.

2.2.	Binding Effect.

(a)           This guaranty is a continuing guarantee of prompt and punctual payment of the Guaranteed Obligations, whether at stated maturity, by acceleration or otherwise, and not merely a guaranty of collection, subject to the limitations set forth in Section 2.3.  Guarantor agrees that its obligations hereunder are independent of the obligations of the Company or any other Person, and shall be binding upon Guarantor and his heirs, administrators, devisees, legatees, executors, successors and assigns, and are irrevocable without regard to the genuineness, validity, legality or enforceability of the Note or Obligations or the lack of power or authority of the Company to enter into the Note or any substitution, release or exchange of any other guaranty of or any security for any of the Obligations or any other circumstances (other than payment or performance) which might otherwise constitute a legal or equitable discharge of a surety or guarantor and shall not be subject to any right of set-off or counterclaim and are in no way conditioned upon any attempt to enforce performance or compliance by the Company or any other event or contingency, subject to the limitations set forth in Section 2.3.

(b)           Guarantor agrees that, if at any time all or any part of any payment previously made to Secured Party to satisfy any Obligation must be returned by Secured Party for any reason, whether by court order, administrative order, or settlement, Guarantor shall remain liable for the full amount returned, subject to the limitations set forth in Section 2.3, as if such amount had never been received by Secured Party, notwithstanding any termination of this Agreement or the Note or the cancellation of this Agreement or the Note or any other agreement evidencing the Obligations or the Guaranteed Obligations.

(c)           Guarantor hereby acknowledges that the Guaranteed Obligations are secured by the Collateral and expressly waives any defenses or benefits available to Guarantor as a result of the exercise by Secured Party of nonjudicial or judicial remedies against the Company, any other guarantor of the Obligations or any Collateral, and further expressly waives any defenses or benefits arising out of or against any Collateral.  Guarantor hereby agrees, without limiting the generality of the foregoing, that Secured Party shall not be required to make any demand on any other guarantor of the Obligations or otherwise pursue or exhaust its remedies against the Company or any collateral securing the Obligations or any other Person before enforcing its rights and remedies against Guarantor hereunder, and any one or more successive and/or concurrent actions may be brought against Guarantor in the same action brought against any other guarantor of the Obligations, the Company or any other Person or in separate actions, as often as Secured Party may deem advisable, in its sole discretion.  The Guaranteed Obligations shall not in any way be affected by any action or inaction of Secured Party, which action or inaction is hereby consented and agreed to by Guarantor, or by the partial or complete unenforceability or invalidity of any other guaranty, pledge, assignment or lien for any of the Obligations or of the value, genuineness, validity or enforceability of the Note, any of the Obligations, this Agreement or any of the Guaranteed Obligations.

2.3.           Non-Recourse.  Notwithstanding anything to the contrary contained in this Agreement or the Note, the Secures Party’s recovery against Guarantor in respect of the Guaranteed Obligations shall be limited solely to the Collateral of Guarantor.  Guarantor shall not have any personal liability in respect of the Guaranteed Obligations under this Agreement for any of the Guaranteed Obligations, and no monetary or deficiency judgment shall be sought or enforced against Guarantor with respect thereto under this Agreement.  Notwithstanding the foregoing, nothing contained in this Section 2.3 shall (x) impair the validity of the Obligations or the Guaranteed Obligation, (y) in any way affect or impair the rights of Secured Party to enforce any other guaranty of the Obligations or (z) limit the application of Section 2.7.

2.4.           Defenses of the Company Waived.  The Note shall remain fully enforceable irrespective of any defenses which the Company, Guarantor or any other Person may assert under the Note, including, but not limited to, failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury (other than prior indefeasible payment in full in cash of the Obligations (except contingent Obligations for which no claim has been made) by the Company).

2.5.           Liability of Guarantor.  Guarantor agrees that Secured Party, shall have the full right and power, in its sole discretion and without any notice to or consent from Guarantor and without affecting or discharging, in whole or in part, the liability of Guarantor under this Agreement or the Note, to deal in any manner with the Guaranteed Obligations, Collateral and any security or guaranties therefor.  Without limiting the generality of the foregoing, the occurrence of any one or more of the following shall not affect Guarantor’s obligations hereunder or under the Note:  (a) new agreements or obligations of the Company with or to Secured Party or increases, amendments, extensions, modification, renewals or waivers of default as to any existing or future agreements or obligations of the Company, with or to Secured Party or extensions of credit by Secured Party to the Company; (b) adjustments, compromises or releases of any obligations to or of the Company, any other guarantor of the Obligations or other Persons, or exchanges, releases of sales of any security or collateral of the Company, Guarantor or other Persons; (c) errors, omissions, invalidity or unenforceability of this Agreement or the Note; (d) reorganization, extensions, moratoria or other relief granted to the Company pursuant to any law presently in force or hereafter enacted; (e) interruptions in the business relations between or among Secured Party, the Company and/or Guarantor; (f) the release or exchange, in whole or in part, of any other guarantor of the Obligations from such Person’s guaranty of the Obligations or any security or collateral therefor or any action or inaction by Secured Party with respect thereto; (g) the failure of any Person to sign any similar guaranty; (h) subsequent reorganization, merger or consolidation of the Company or any other change any of the foregoing’s structure, nature, personnel or location; or (i) any impairment, modification, change, release or limitation of the liability of the Company, any other guarantor of the Obligations or any other Person or their respective estates in bankruptcy resulting from the operation of any present or future provision of any Bankruptcy Laws, or from the decision of any court.

2.6.           Event of Default.  If an Event of Default shall occur and be continuing, Secured Party or any assignee thereof shall be entitled to receive hereunder from Guarantor, upon demand therefor, all of the Guaranteed Obligations, subject to the limitations set forth in Section 2.3 hereof.  For the purposes of this Agreement, an Event of Default shall not be deemed to have occurred with respect to any Curable Event of Default until the expiration of any Applicable Cure Period relating thereto.

2.7.           Subordination of Certain Rights.  Upon payment by Guarantor of any sums to Secured Party, for its benefit, all rights of Guarantor against the Company arising as a result thereof by way of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash and performance of all the remaining Obligations (except contingent Obligations for which no claim has been made), subject to the limitations set forth in Section 2.3 hereof.  If any amount shall erroneously be paid to Guarantor for any reason, such amount shall be held in trust for the benefit of Secured Party and shall forthwith be paid to Secured Party to be credited against the Obligations, whether matured or unmatured, in accordance with the terms of the Note.  Guarantor shall have no right of subrogation whatever with respect to the Guaranteed Obligations or to any Collateral or other collateral therefor until all of the Obligations (except contingent Obligations for which no claim has been made) have been irrevocably and indefeasibly paid in full in cash (and/or converted into shares of Common Stock in accordance with the terms and conditions of the Note) and performed in full and the Note and this Agreement have been irrevocably terminated, subject to the limitations set forth in Section 2.3 hereof.

2.8.	Savings Clause.

(a)           It is the intent of Guarantor and Secured Party that Guarantor’s maximum obligations hereunder shall be up to, but not in excess of, the maximum amount which would not otherwise cause the Guaranteed Obligations to be avoidable or unenforceable against Guarantor under (i) Section 548 of the Bankruptcy Code (in any case commenced by or against Guarantor within one (1) year from the date on which any of the Guaranteed Obligations are incurred), (ii) any state fraudulent transfer or fraudulent conveyance act or statute applied in any case or proceeding by virtue of Section 544 of the Bankruptcy Code, or (iii) any law, statute or regulation other than the Bankruptcy Code (including, without limitation, any receivership, readjustment of debt, dissolution, liquidation or similar Bankruptcy Law) including, without limitation, any state fraudulent transfer or fraudulent conveyance act or statute applied in any case or proceeding of any nature commenced by or against Guarantor.  (The substantive laws under which the possible avoidance or unenforceability of the Guaranteed Obligations shall be determined in any such case or proceeding shall be referred to herein as the “Avoidance Provisions”).

(b)           To the extent set forth in subsections (i), (ii), and (iii) above, but only to the extent that the Guaranteed Obligations would otherwise be subject to avoidance under the Avoidance Provisions, if Guarantor is not deemed to have received valuable consideration or reasonably equivalent value for the Guaranteed Obligations, or if the Guaranteed Obligations would render Guarantor insolvent, or cause Guarantor to have incurred debts beyond its ability to pay such debts as they mature, in each case as of the time any of the Guaranteed Obligations are deemed to have been incurred under the Avoidance Provisions and after giving effect to the contribution by Guarantor, the maximum Guaranteed Obligations for which Guarantor shall be liable hereunder shall be reduced to that amount which, after giving effect thereto, would not cause the Guaranteed Obligations, as so reduced, to be subject to avoidance under the Avoidance Provisions.  This Section 2.8 is intended solely to preserve the rights of Secured Party and neither Guarantor nor any other Person shall have any right or claim under this Section 2.8 against Secured Party that would not otherwise be available to such person under the Avoidance Provisions.

SECTION 3
COLLATERAL

3.1.	Pledge of Collateral.

(a)           As security for the due and punctual payment and performance by Guarantor and the Company of all the Guaranteed Obligations, Guarantor hereby pledges and assigns to Secured Party, for its benefit and grants to Secured Party, for its benefit, a continuing first priority security interest in and lien on, the Collateral and all of Guarantor’s right, title and interest in and to the Collateral.

(b)           Guarantor (x) has delivered to Escrow Agent (as defined below) for the benefit of Secured Party all certificates representing the Collateral described in clause (i) of the definition of Collateral, and (y) will deliver to Escrow Agent for the benefit of Secured Party, all certificates representing the Collateral described in clauses (ii) and (iii) of the definition of Collateral within five (5) Business Days after Guarantor’s acquisition of such Collateral, in each case registered in the name of Guarantor, duly endorsed in blank or accompanied by a stock power duly executed by Guarantor in blank, in form and substance satisfactory to Secured Party in its reasonable judgment, with any and all documents necessary to cause Secured Party, for its benefit to have a good, valid and perfected continuing first priority pledge of and lien on the Collateral (free and clear of any other liens), including, without limitation, any necessary notations in the corporate or other records books of the Company.  At any time following the occurrence and continuation of an Event of Default, at the option of Secured Party, the Collateral or any part thereof may be registered in the name of Secured Party or its nominees, for its benefit, and Guarantor covenants that, following the occurrence and continuation of an Event of Default, upon demand by Secured Party, Guarantor shall, and shall use his reasonable best efforts to cause the Company to, effect such registration.

3.2.	Voting Rights, Dividends and Distributions.

(a)            So long as no Event of Default has occurred, is continuing, would result therefrom or be caused thereby, subject to the terms of this Agreement, Guarantor shall be entitled to (i) exercise all voting and/or consensual rights and powers relating to the Collateral, and (ii) receive and retain cash dividends and/or distributions payable on the Collateral.

(b)           Guarantor shall execute and deliver (or cause to be executed and delivered) to Secured Party such proxies, powers of attorney, dividend orders and other instruments as such other party may request for the purpose of enabling it to exercise the voting and/or consensual rights and powers that it is entitled to exercise pursuant to this Agreement and/or to receive the dividends that it is authorized to receive and retain pursuant to this Agreement.

(c)           Upon the occurrence and continuation of an Event of Default, all rights of Guarantor to exercise voting and/or consensual rights and powers and/or to receive dividends that Guarantor is entitled to exercise and/or receive pursuant to this Section 3.2 shall cease immediately upon receipt of notice by Guarantor from Secured Party, and all such rights thereupon shall become vested solely and exclusively in Secured Party, for its benefit automatically without any action by any Person.  Guarantor hereby appoints Secured Party, its attorney-in-fact, with full power of substitution, which appointment as attorney-in-fact is irrevocable and coupled with an interest, to take all such actions upon or after the occurrence and continuation of an Event of Default, whether in the name of Secured Party or Guarantor, as Secured Party may consider necessary or desirable for the purpose of exercising such rights and receiving such dividends.  Any dividends, distributions in property, returns of capital and other distributions made on or in respect of the Collateral, and any and all cash and other property received in exchange therefor and/or redemption of any Collateral delivered to Guarantor in violation of this Agreement shall be held in trust for the benefit of Secured Party, for its benefit and forthwith shall be delivered to Secured Party, for its benefit.  Any and all money and other property received by Secured Party pursuant to the provisions of this Section 3.2(c) shall be retained by Secured Party as part of the Collateral.

SECTION 4
VOTING ARRANGEMENT

4.1.           Agreement to Vote Shares.  Guarantor hereby agrees to vote all of his shares of Voting Stock of the Company in favor of two designees of Secured Party in order to elect said designees to the Company’s board of directors, and confirms and acknowledges that each of Steven Esses and Dean Krutty, the initial designees of Secured Party, have been elected as directors of the Company with all the rights, benefits and privileges of any other member of the Company’s board of directors, including, without limitation, the right to indemnification, effective as of the date of this Agreement.

4.2.           Board Meetings; Information; Confidentiality.  Guarantor hereby agrees to use his reasonable best efforts to cause the Company to provide to the designees of Secured Party serving on the Company’s board of directors with reasonable notice of all meetings of the board and minutes of each such meeting, along with copies of all documents presented to the board of directors for its review, approval and/or discussion; provided, however, that the Company may require such designees to execute and deliver reasonable and customary confidentiality agreements on terms and conditions reasonably acceptable to Secured Party to the extent all other members of the board of directors are then required to execute and deliver similar agreements.

4.3.           Restrictions on Transfers of Voting Stock and Voting Rights.  Except as contemplated by the Letter Agreement, Guarantor agrees that he shall not transfer any shares of Voting Stock of the Company or enter into any voting arrangement with any other Person without the prior written consent of Secured Party.

SECTION 5
REPRESENTATIONS, WARRANTIES AND COVENANTS

Guarantor hereby represents and warrants to Secured Party as of the date hereof (which representations and warranties shall survive the execution and delivery of this Agreement), and covenants to and agrees with Secured Party, as follows:

5.1.           Collateral.  Guarantor is, or, with respect to the Collateral described in clauses (ii) and (iii) of the definition of Collateral, will be, the direct record and beneficial owner of each share, security and other interest that comprises the Collateral, and has and will have good, valid and marketable title thereto, free and clear of all liens other than those created by this Agreement.  All of the Collateral has been, or, with respect to the Collateral described in clauses (ii) and (iii) of the definition of Collateral, will be, duly and validly issued, fully paid and nonassessable.  As of the date hereof, the Collateral constitutes that percentage of the issued and outstanding capital stock of the Company held by Guarantor as set forth on Schedule I.  The Collateral is and will be duly and validly pledged by Guarantor to Secured Party, for its benefit in accordance with law, and, upon delivery to Secured Party of the certificates representing the Collateral together with the related stock powers executed in blank, and control by Secured Party of such certificates and related stock powers, Secured Party, for its benefit has and will have a good, valid and perfected first priority lien on and security interest in the Collateral and the proceeds thereof subject to no other liens, and no filing or other action will be necessary to perfect or protect such lien other than delivery to Secured Party and control by Secured Party of the certificates representing the Collateral together with the related stock powers executed in blank.  Guarantor has full legal capacity and right to own the Collateral and to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereunder, and Guarantor is under no legal restriction, limitation or disability that would prevent any of the foregoing.  No financing statement relating to any of the Collateral is on file in any public office.  Except as set forth in Section 4 above, none of the Collateral is subject to any voting agreement or other similar arrangement.

5.2.           Authority, Execution, Binding Obligation.  Guarantor has the requisite legal capacity, power and authority to enter into and to perform his obligations under this Agreement and this Agreement has been duly executed and delivered by Guarantor and constitutes the legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors’ rights generally and to the effect of general principles of equity which may limit the availability of equitable remedies (whether in a proceeding at law or in equity).  No approval, consent, authorization of, filing registration or qualification with, or other action by, Guarantor or any other Person (including, without limitation, the Company or any other holder of capital stock of the Company) or governmental authority is or will be necessary to permit the valid execution, delivery and performance of this Agreement by Guarantor or the consummation of the transactions or creation of the liens and security interests contemplated hereby other than delivery to Secured Party and control by Secured Party of the certificates representing the Collateral together with the related stock powers.

5.3.           No Conflicts.  The execution, delivery and performance by Guarantor of this Agreement and the consummation of the transactions contemplated hereby and the creation and granting of the security interests and liens contemplated hereby do not and will not conflict with or violate any provision of any applicable law, statute, rule, regulation, ordinance, license or tariff or any judgment, decree or order of any court or other governmental authority binding on or applicable to Guarantor or any of Guarantor’s properties or assets.

5.4.           Representations and Warranties under Note.  Each of the representations and warranties set forth in Section 8 of the Note is true and correct as of the date of this Agreement, except for such representations and warranties which refer to an earlier specified date, which representations and warranties are true and correct as of such specified date.

5.5.	Certain Covenants.

(a)           Guarantor hereby agrees to take or cause to be taken promptly such further actions, obtain such consents and approvals and duly execute and deliver or cause to be executed and delivered such further agreements, assignments, instructions or documents Secured Party may request in its reasonable judgment with respect to or in order to fully effectuate the purposes, terms and conditions of this Agreement and the consummation of the transactions contemplated hereby, whether before, at or after the performance and/or consummation of such transactions or the occurrence of an Event of Default, including, without limitation, any of the foregoing necessary or required or requested by Secured Party in its reasonable judgment to create, perfect, maintain, preserve, continue, validate or otherwise protect, and from time to time renew, Secured Party’s perfected first priority lien on and pledge of the Collateral.

(b)           Guarantor shall not take or permit to take any action in connection with the Collateral or otherwise which would impair in any material respect (as determined by Secured Party in its reasonable judgment) the value of such Collateral or any portion thereof or the value of the interests or rights of Guarantor or Secured Party.

5.6.           No Third Party Beneficiary.  No rights are intended to be created under this Agreement for the benefit of any third party donee, creditor or incidental beneficiary of Guarantor.

SECTION 6
MISCELLANEOUS

6.1.	Indemnification.

(a)           Guarantor shall indemnify and hold harmless Secured Party, Affiliates of Secured Party, officers, directors, consultant, agents and employees of Secured Party and any of Secured Party’s Affiliates and their respective representatives, successors and assigns (each an “Indemnified Party”), against and in respect of any and all claims, suits, actions, assessments, costs, expenses, damages, liabilities, losses and deficiencies, including, without limitation, reasonable counsel fees and other costs and expenses incident to investigating or defending any claims, suit, or action commenced or threatened, any interest or penalties, and any and all amounts paid in settlement of any claim, suit or action (“Damages”), arising out of, resulting from or incurred in connection with (i) any inaccuracy in any representation or the breach of any warranty hereunder, under the Note or under any other Guaranty, (ii) the breach by the Company of any covenant, agreement or other obligation to be performed, or complied with, by the Company under the Note, (iii) the breach by Guarantor of any covenant, agreement or other obligation to be performed, or complied with, by Guarantor under this Agreement, or (iv) the breach by any other guarantor of the Obligations of any covenant, agreement or other obligation to be performed, or complied with, by such guarantor under its Guaranty.

(b)           In the case of any claim for indemnification arising from a claim of a third party, an Indemnified Party shall give prompt written notice, following such Indemnified Party’s receipt of such claim or demand, to Guarantor of any claim or demand of which such Indemnified Party has knowledge and as to which it may request indemnification hereunder; provided, however, that failure to give such notice will not affect such Indemnified Party’s rights furnished hereunder unless, and then solely to the extent that, the rights of the parties from whom indemnity is sought are materially prejudiced as a result of such failure. Guarantor shall have the right to defend and to direct the defense against any such claim or demand, in his name or in the name of the Indemnified Party, as the case may be, at the expense of Guarantor, and with counsel selected by Guarantor, unless (i) such claim or demand seeks an order, injunction or other equitable relief against the Indemnified Party, (ii) upon the request of the Indemnified Party, Guarantor is unable to provide reasonable evidence to the Indemnified Party of its financial ability to satisfy its indemnification obligations, (iii) such claim or demand relates to or otherwise implicates the ongoing operation of the Indemnified Party’s business, or (iv) the Indemnified Party shall have reasonably concluded that (x) there is a conflict of interest between the Indemnified Party and Guarantor in the conduct of the defense of such claim or demand or (y) the Indemnified Party has one or more defenses not available to Guarantor.  Notwithstanding anything in this Agreement to the contrary, the Indemnified Party shall, at the expense of Guarantor, use reasonable efforts to cooperate with Guarantor, and keep Guarantor fully informed, in the defense of such claim or demand.  The Indemnified Party shall have the right to participate in the defense of any claim or demand with counsel employed at its own expense; provided, however, that, in the case of any claim or demand described in clauses (i), (ii), (iii) or (iv) of the second preceding sentence or as to which Guarantor shall not in fact have employed counsel to assume the defense of such claim or demand, the reasonable fees and disbursements of such counsel shall be at the expense of Guarantor.  Guarantor shall have no indemnification obligations with respect to any such claim or demand which shall be settled by the Indemnified Party without the prior written consent of Guarantor, which consent shall not be unreasonably conditioned, delayed or withheld.  Guarantor shall not settle any such claim without the prior written consent of the Indemnified Party, unless such claim solely involves a claim for monetary Damages and such settlement is accompanied by a document releasing the Indemnified Party from all liability with respect to the matter in controversy.

6.2.	No Waiver of Defaults; Waiver.

(a)            No course of action or dealing, renewal, waiver, release or extension of any provision of the Note or this Agreement, or single or partial exercise of any such provision, or delay, failure or omission on Secured Party’s part in enforcing any such provision shall affect the liability of Guarantor or operate as a waiver of such provision or preclude any other or further exercise of such provision.  No waiver by Secured Party of any one or more defaults by any other party in the performance of any of the provisions of Note or this Agreement shall operate or be construed as a waiver of any future default, whether of a like or different nature, and each such waiver shall be limited solely to the express terms and provisions of such waiver.

(b)           Notwithstanding any other provision of this Agreement or the Note, by exercising any of its rights hereunder or thereunder or by completing any of the transactions contemplated hereunder or thereunder, Secured Party neither waives any breach of any representation or warranty under the Note or this Agreement, and all of Secured Party’s claims and rights resulting herefrom or therefrom are specifically reserved.  Except as expressly provided for herein, Guarantor hereby waives setoff, counterclaim, demand, presentment, protest, all defenses with respect to any and all instruments and all notices and demands of any description (including, without limitation, notice of acceptance hereof, notice of any credit extended, collateral received or delivered) and the pleading of any statute of limitations as a defense to any demand under the Note, it being the intention that Guarantor shall remain liable under this Agreement and the Note until the full amount of all of the Obligations (except contingent Obligations for which no claim has been made) shall have been indefeasibly paid in cash (and/or converted into shares of Common Stock in accordance with the terms and conditions of the Note) and performed and satisfied in full and the Note terminated, notwithstanding any act, omission or anything else which might otherwise operate as a legal or equitable discharge of Guarantor, subject to the limitations set forth in Section 2.3 hereof.  Guarantor hereby waives any and all defenses and counterclaims it may have or could interpose in any action or procedure brought by Secured Party to obtain an order of court recognizing the assignment of, or lien of Secured Party, for its benefit, in and to, any Collateral.

6.3.           Entire Agreement.  This Agreement constitutes the entire agreement between Guarantor and Secured Party solely with respect to the subject matter hereof, and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof.  Any promises, representations, warranties or guarantees not herein contained and hereinafter made solely with respect to the guaranty and pledge of collateral security for the Obligations by Guarantor shall have no force and effect unless in writing signed by the parties hereto.  Each party hereto acknowledges that such party has been advised by counsel in connection with the negotiation and execution of this Agreement and is not relying upon oral representations or statements inconsistent with the terms and provisions hereof.

6.4.           Amendment.  Except as otherwise provided herein, no provision of this Agreement may be changed, modified, amended, restated, waived, supplemented, discharged, canceled or terminated orally or by any course of dealing or in any other manner other than by a written agreement signed by Secured Party and Guarantor.  Guarantor hereby agrees that Secured Party may without Guarantor’s consent amend Schedule I to this Agreement in order to update the table set forth thereon to reflect additions to, releases of or other updates to the Collateral.

6.5.           Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given by delivery in person, by e-mail (with a delivery receipt), fax (with confirmation of receipt), guaranteed overnight delivery service (with a delivery confirmation) or by registered or certified mail (postage prepaid, return receipt requested) to Secured Party or the Guarantor, as applicable, at the following addresses:

(i)           If to Secured Party, to:

Arotech Corporation
1229 Oak Valley Drive
Ann Arbor, Michigan 48108
Attention:         Chairman and CEO
Telephone:       1-734-761-5836
Fax:                    1-734-761-5368
E-mail:                ehrlich@arotech.com

with a copy (which will not constitute notice) to:

Yaakov Har-Oz, Esq.
Vice President and General Counsel
Arotech Corporation
c/o Electric Fuel Ltd.
One HaSolela Street, Western Industrial Zone
Beit Shemesh 99000, Israel
Telephone:       011-972-2-990-6623
Fax:                    011-972-2-990-6688
E-mail:               yaakovh@arotech.com

and a copy (which will not constitute notice) to:

Steven M. Skolnick, Esq.
Lowenstein Sandler PC
65 Livingston Road
Roseland, New Jersey 07068
Telephone:       1-973-597-2476
Fax:                    1-973-597-2477
E-mail:                @lowenstein.com

(ii)           If to Guarantor, to:

[                       ]
[                       ]
[                       ]
Telephone:	[ ]
Fax:	[ ]
E-mail:	[ ]

with a copy (which will not constitute notice) to:

William R. Lowman, Jr., Esq.
Shuffield, Lowman & Wilson, P.A.
Gateway Center
100 Legion Place, Suite 1700
Orlando, Florida 32801
Telephone:       1-407-581-9800
Fax:                    1-407-581-9801
E-mail:                wlowman@shuffieldlowman.com

(iii)           If to Escrow Agent:

William R. Lowman, Jr., Esq.
Shuffield, Lowman & Wilson, P.A.
Gateway Center
100 Legion Place, Suite 1700
Orlando, Florida 32801
Telephone:       1-407-581-9800
Fax:                    1-407-581-9801
E-mail:                wlowman@shuffieldlowman.com

or at such other address for Secured Party, Guarantor or Escrow Agent as shall be specified by like notice.  Any such notice or request shall be given only by, and shall be deemed to have been received upon:  (a) registered or certified mail, return receipt requested, on the date on which such received as indicated in such return receipt, (b) delivery by a nationally recognized overnight courier, one (1) Business Day after deposit with such courier, or (c) facsimile or electronic transmission, in each case upon telephone or further electronic communication from the recipient acknowledging receipt (whether automatic or manual from recipient), as applicable.

6.6.	GOVERNING LAW; JURISDICTION; VENUE; CONSTRUCTION.

(a)           THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF A DIFFERENT JURISDICTION.  ANY JUDICIAL PROCEEDING AGAINST GUARANTOR WITH RESPECT TO THE GUARANTEED OBLIGATIONS, THE COLLATERAL OR THIS AGREEMENT MAY BE BROUGHT IN ANY FEDERAL OR STATE COURT OF COMPETENT JURISDICTION LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK.

(b)           By execution and delivery of this Agreement, Guarantor (i) accepts the non-exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any judgment rendered thereby, (b) waives personal service of process, (c) agrees that service of process upon Guarantor may be made by certified or registered mail, return receipt requested, pursuant to Section 6.5 hereof, and (d) waives any objection to jurisdiction and venue of any action instituted hereunder and agrees not to assert any defense based on lack of jurisdiction, venue, convenience or forum non conveniens.  Nothing shall affect the right of Secured Party to serve process in any manner permitted by law or shall limit the right of Secured Party to bring proceedings against Guarantor in the courts of any other jurisdiction having jurisdiction.  Any judicial proceedings against Secured Party, involving, directly or indirectly, the Guaranteed Obligations, Collateral or this Agreement shall be brought only in a federal district court sitting in New York County, New York or a New York state court sitting in New York County, New York.  Guarantor acknowledges that it participated in the negotiation and drafting of this Agreement and that, accordingly, it shall not move or petition a court construing this Agreement to construe it more stringently against one party than against any other.

6.7.           Severability; Captions.  If any provision of this Agreement is adjudicated to be invalid under applicable laws or regulations, such provision shall be inapplicable to the extent of such invalidity without affecting the validity or enforceability of the remainder of this Agreement which shall be given effect so far as possible.  The captions in this Agreement are intended for convenience and reference only and shall not affect the meaning or interpretation of this Agreement.

6.8.           Successors and Assigns.  Except to its Affiliates, Secured Party shall not assign, delegate or transfer this Agreement or any of its rights or obligations hereunder without the prior written consent of the Guarantors.  Subject to the limitations contained herein, this Agreement (a) shall inure to the benefit of, and may be enforced by, Secured Party, its successor, assigns and transferees, and all future holders of the Note or any of the Guaranteed Obligations and each of their respective successors and permitted assigns, and (b) shall be binding upon and enforceable against Guarantor and Guarantor’s heirs, administrators, devisees, legatees, executors, successors and assigns.  Guarantor shall not assign, delegate or transfer this Agreement or any of its rights or obligations hereunder without the prior written consent of Secured Party.  This Agreement shall be binding upon Guarantor and his heirs, administrators, devisees, legatees, executors, successors and assigns.  Nothing contained in this Agreement or the Note shall be construed as a delegation to Secured Party of Guarantor’s duty of performance.  EXCEPT TO ITS AFFILIATES, SECURED PARTY SHALL NOT AT ANY TIME (I) DIVIDE AND REISSUE THE NOTES, AND/OR (II) SELL, ASSIGN OR GRANT PARTICIPATING INTERESTS IN OR TRANSFER ALL OR ANY PART OF ITS RIGHTS OR OBLIGATIONS UNDER THIS AGREEMENT, THE NOTE, THE OBLIGATIONS, AND/OR THE COLLATERAL.  The term “Secured Party” in this Agreement includes transferees and successors and assigns permitted hereunder, each of which shall have all rights and benefits of Secured Party thereunder.  Each transferee shall have all of the rights and benefits with respect to the Guaranteed Obligations, the Note, the Collateral and/or this Agreement  held by it as fully as if the original holder thereof.

6.9.           Waiver of Jury Trial.  GUARANTOR HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION ARISING HEREUNDER OR IN ANY WAY CONNECTED WITH OR INCIDENTAL TO THE DEALINGS OF GUARANTOR AND SECURED PARTY WITH RESPECT HERETO OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.  GUARANTOR HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT SECURED PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF GUARANTOR TO THE WAIVER OF HIS RIGHTS TO TRIAL BY JURY.

6.10.         Survival.  It is the express intention and agreement of Guarantor that all covenants, representations, warranties and waivers and indemnities made by Guarantor herein shall survive the execution, delivery and termination of this Agreement until all of the Obligations are performed in full and indefeasibly paid in full in cash (and/or converted into shares of Common Stock (or other securities) in accordance with the terms and conditions of the Note) and the Note is terminated, subject to the limitations set forth in Section 2.3 hereof.  Notwithstanding the foregoing, if the Note is converted in accordance with the terms and conditions thereof, then this Agreement, other than the covenants and agreements of Guarantor set forth in Sections 2, 3 and 5.5 hereof, shall survive the indefeasible payment in full in cash of the Obligations (and/or conversion into shares of Common Stock (or other securities) in accordance with the terms and conditions of the Note) and the termination of the Note until the earlier of (i) the transfer of all or substantially all of the Common Stock or assets of the Company in accordance with the terms of the Letter Agreement and (ii) 11:59 p.m., New York time, on December 31, 2009.

6.11.         Expenses.  Guarantor shall pay to Secured Party and its Affiliates (and, with respect to all items below, relating to and/or arising out of or resulting from any Event of Default or occurring thereafter) all costs and expenses incurred by Secured Party and/or its Affiliates, as applicable, including, without limitation, all professional and filing fees and expenses and all other out-of-pocket charges and expenses, and reasonable attorneys’ fees and expenses (a) in any effort to enforce this Agreement against Guarantor to the extent Guarantor or any Person acting on behalf of Guarantor is contesting enforcement hereof, (b) in defending or prosecuting any actions, claims or proceedings by or against Guarantor arising out of or relating to this Agreement and/or the Collateral, (c) to the extent such costs and/or expenses are not paid by Company, arising in any way out of the taking or refraining from taking by Secured Party of any action requested by Guarantor, and/or (d) to the extent such costs and/or expenses are not paid by Company, in connection with any modification, restatement, supplement, amendment, waiver or extension of this Agreement and/or any related agreement, document or instrument requested by Guarantor.  If Secured Party or any of its Affiliates uses in-house counsel for any of the foregoing, Guarantor expressly agrees that its obligations hereunder include reasonable charges for such work commensurate with the fees that would otherwise be charged by outside legal counsel selected by Secured Party or such Affiliate in its sole discretion for the work performed.

6.12.         Attorney in Fact.  Guarantor hereby irrevocably appoints Secured Party as Guarantor’s attorney in fact to take any action Secured Party deems necessary or desirable upon the occurrence and continuation of an Event of Default to perfect, protect and realize upon its lien and first priority security interest in the Collateral, including the execution and delivery of any and all documents or instruments related to such Collateral in Guarantor’s name, or otherwise to effect fully the purpose, terms and conditions of this Agreement and the Note, and said appointment shall create in Secured Party, a power coupled with an interest.

6.13.         Escrow Agent.  Guarantor, and by its purchase and acceptance of the Note, Secured Party, appoints Shuffield, Lowman and Wilson, P.A. to serve as escrow agent (“Escrow Agent”) for the Collateral for the benefit of Secured Party, and by its execution and delivery of its acknowledgement to this Agreement, Shuffield, Lowman and Wilson, P.A. hereby (i) accepts its engagement as Escrow Agent for the benefit of Secured Party, (ii) agrees that it shall deliver the Collateral to Secured Party should it resign as Escrow Agent while the obligations under Sections 2 and 3.1 hereof are still in effect if Guarantor and Secured Party have not mutually agreed upon a replacement escrow agent, and (iii) agrees that it shall reasonably perform all of the duties customarily performed by an escrow agent with respect to collateral of similar type to Collateral and shall owe fiduciary duties to Secured Party in its capacity as Collateral Agent.  Guarantor hereby agrees that he shall be responsible for paying all fees and expenses of Escrow Agent relating to its engagement as Escrow Agent hereunder and that Secured Party shall have no liability whatsoever with respect to any such fees, expenses or other costs.

6.14.         Termination.  This Agreement shall continue in full force and effect until full performance and indefeasible payment in full in cash of all Obligations (except contingent Obligations for which no claims has been made) and termination of the Note, subject to the limitations set forth in Section 2.3 hereof.  Notwithstanding any other provision of this Agreement or the Note, no termination of this Agreement shall affect Secured Party’s rights or any of the Guaranteed Obligations existing as of the effective date of such termination until the all of the Obligations have been fully performed and indefeasibly paid in cash in full (and/or converted into shares of Common Stock in accordance with the terms and conditions of the Note) (except contingent Obligations for which no claims has been made), except as set forth in Section 2.3 hereof.  The liens granted to Secured Party hereunder and the rights and powers of Secured Party hereunder shall continue in full force and effect until all of the Obligations (except contingent Obligations for which no claims has been made) have been fully performed and indefeasibly paid in full in cash  (and/or converted into shares of Common Stock in accordance with the terms and conditions of the Note), except as set forth in Section 2.3 hereof.

[Signature Page Follows.]

IN WITNESS WHEREOF, the undersigned Guarantor has duly executed this Limited Guaranty, Pledge and Voting Agreement as of the date first written above.

GUARANTOR:

Name:

Address:

Telephone:
Facsimile:
E-mail:

Signature Page to Limited Guaranty, Pledge and Voting Agreement

ACKNOWLEDGEMENT OF ESCROW AGENT

Acknowledged and, for the purposes of Section 6.13 of this Limited Guaranty, Pledge and Voting Agreement, agreed to, as of the date first written above.

ESCROW AGENT:

SHUFFIELD, LOWMAN AND WILSON, P.A.

By:
Name:
Title:

Address:

Shuffield, Lowman & Wilson, P.A.
Gateway Center
100 Legion Place, Suite 1700
Orlando, Florida 32801
Attention:  William R. Lowman, Jr., Esq.
Telephone:       1-407-581-9800
Fax:                    1-407-581-9801
E-mail:                wlowman@shuffieldlowman.com

SCHEDULE I

Shares of each class or series of capital stock of DEI Services Corporation, a Florida corporation, owned of record and beneficially by Guarantor:

Class or Series of Securities	Number of Shares	Percentage of Class or Series	Stock Certificate Number
Common Stock, no par value	___________	_____%	______